                                                                    EXHIBIT 3.01

                            EXCEL REALTY TRUST, INC.

                     ARTICLES OF AMENDMENT AND RESTATEMENT

THIS IS TO CERTIFY THAT:

         FIRST: Excel Realty Trust, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

         SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended.

                                   ARTICLE I
                                  INCORPORATOR

         The undersigned, Daniel T. Howard, whose address is 701 "B" Street, Suite 2100, San Diego, California 92101-8197, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                   ARTICLE II
                                      NAME

         The name of the corporation (the "Corporation") is:

                            Excel Realty Trust, Inc.

                                  ARTICLE III
                                    PURPOSE

         The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust qualifying under Section 856 through 860 of the Code.

                                   ARTICLE IV
                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

         The post office address of the principal office of the Corporation in the State of Maryland is c/o The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore City, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore City, Maryland 21202. The resident agent is a corporation located in the State of Maryland.

                                   ARTICLE V
                                     STOCK

         SECTION 1. AUTHORIZED SHARES. The total number of shares of stock that the Corporation has authority to issue is 110,000,000 shares, of which 100,000,000 are shares of Common Stock, $.01 par value per share ("Common Stock"), and 10,000,000 shares are shares of Preferred Stock ("Preferred Stock"), $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $1,100,000.00.

         SECTION 2. VOTING RIGHTS. Each share of Common Stock shall entitle the holder thereof to one vote.

         SECTION 3. ISSUANCE OF PREFERRED STOCK. The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors by resolution shall designate that series to distinguish it from all other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series and shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. Subject to the express terms of any other series of Preferred Stock outstanding at the time and notwithstanding any other provision of the charter, the Board of Directors may increase or decrease the number of shares of, or alter the designation or classify or reclassify, any unissued shares of any series of Preferred Stock by setting or changing, in any one or more respects, from time to time before issuing the shares, and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of any series of Preferred Stock.

         SECTION 4. CHARTER AND BYLAWS. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws of the Corporation.

                                   ARTICLE VI
                       PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
               CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

         SECTION 1. NUMBER AND CLASSIFICATION. The number of directors of the Corporation initially shall be seven, which number may be increased or decreased pursuant to the Bylaws of the Corporation. The names of the directors currently serving in office are:

                                 Gary B. Sabin
                                Richard B. Muir
                               Boyd A. Lindquist
                               D. Charles Marston
                             Robert E. Parsons, Jr.
                                Bruce A. Staller
                                 John H. Wilmot

The directors have heretofore been divided into three classes, holding staggered terms of office. The directors of the class of directors whose term expires at each annual meeting of the stockholders will be elected to hold office for a term expiring at the third succeeding annual meeting. Each director will hold office for the term for which he or she is elected and until his or her successor is duly elected and qualifies.

         SECTION 2. REMOVAL. A director may be removed with or without cause and by the affirmative vote of two-thirds of all the votes entitled to be cast for the election of directors. A special meeting of the stockholders may be called, in accordance with the Bylaws of the Corporation, for the purpose of removing a director.

         SECTION 3. AUTHORIZATION BY BOARD OF STOCK ISSUANCE. The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws of the Corporation or in the general laws of the State of Maryland.

         SECTION 4. NO PREEMPTIVE RIGHTS. Except as may be provided by the Board of Directors in authorizing the issuance of shares of Preferred Stock pursuant to Section 3 of Article V, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of the stock of the Corporation or any other security of the Corporation that it may issue or sell.

         SECTION 5. INDEMNIFICATION. The Corporation may, to the maximum extent permitted by Maryland law in effect from time to time, indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

         SECTION 6. ADVISOR AGREEMENTS. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

         SECTION 7. RELATED PARTY TRANSACTIONS. Without limiting any other procedures available by law or otherwise to the Corporation, the Board of Directors may authorize any agreement of the character described in Section 6 of this Article VI or other transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or an officer, director, stockholder or member of such other party, and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship if the existence is disclosed or known to the Board of Directors, and the contract or transaction is approved by the affirmative vote of a majority of the disinterested directors, even if they constitute less than a quorum of the Board. Any director of the Corporation who is also a director, officer, stockholder or member of such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors considering such matter.

         SECTION 8. DETERMINATIONS BY BOARD. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter of the Corporation and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

         SECTION 9. RESERVED POWERS OF BOARD. The enumeration and definition of particular powers of the Board of Directors included in this Article VI shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

         SECTION 10. REIT QUALIFICATION. The Board of Directors shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for U.S. Federal income tax treatment in accordance with the provisions of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT; provided, however, that if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

         SECTION 11. STOCKHOLDER APPROVAL. Notwithstanding any provision of law to the contrary, the affirmative vote of a majority of all votes entitled to be cast on any matter or act requiring approval of the stockholders of the Corporation, including, but not limited to, any amendment of the charter of the Corporation, and any consolidation, merger, share exchange, transfer of assets or dissolution, shall be sufficient, valid and effective, after due authorization, approval or advice by the Board of Directors, to approve and authorize such matter or act except as otherwise provided herein.

                                  ARTICLE VII
                            RESTRICTION ON TRANSFER,
                      ACQUISITION AND REDEMPTION OF SHARES

         SECTION 1. DEFINITIONS. For the purposes this Article VII, the following terms shall have the following meanings:

                 "Beneficial Ownership" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock under Section 542(a)(2) of the Code either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have the correlative meanings.

                 "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 3(g) of this Article VII, each of which shall be an organization described in Sections 170(c)(2) and 501(c)(3) of the Code.

                 "Constructive Ownership" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructively Own," "Constructively Owned" and "Constructive Owner" shall have the correlative meanings.

                 "Equity Stock" shall mean stock that is either Common Stock or Preferred Stock.

                 "Excess Transfer" has the meaning specified in Section 3(a) of this Article VII.

                 "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of Common Stock or Preferred Stock, as the case may be, on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price of the Common Stock or Preferred Stock, as the case may be, on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock or Preferred Stock, as the case may be, may be traded, or if not then traded over any exchange or quotation system, then the market price of the Common Stock or Preferred Stock, as the case may be, on the relevant date as determined in good faith by the Board of Directors of the Corporation.

                 "NYSE" shall mean the New York Stock Exchange, Inc.

                 "Ownership Limit" shall mean 9.8% in value of the outstanding Equity Stock of the Corporation. The number and value of shares of the outstanding Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

                 "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter that participated in a public offering of the Common Stock and/or Preferred Stock for a period of 25 days following the purchase by such underwriter of the Common Stock and/or Preferred Stock.

                 "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer that results in a transfer to the Trust as described in
Section 3 of this Article VII, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Common Stock and/or Preferred Stock, if such Transfer had been valid under Section 2 of this
Article VII.

                 "Purported Record Transferee" shall mean, with respect to any purported Transfer that results in a transfer to the Trust as described in
Section 3 of this Article VII, the record holder of the Common Stock and/or Preferred Stock if such Transfer had been valid under Section 2 of this Article VII.

                 "Restriction Termination Date" shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                 "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record or Beneficially or Constructively (including but not limited to transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Equity Stock), and whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

                 "Trust" shall mean the trust created pursuant to Section 3 of this Article VII.

                 "Trustee" shall mean a Person unaffiliated with either the Corporation, the Purported Beneficial Transferee or the Purported Record Transferee that is appointed by the Corporation to serve as trustee of the Trust, and any successor trustee appointed by the Corporation.

         SECTION 2.  OWNERSHIP LIMITATION.

                 (a) Except as provided in Section 10 of this Article VII, prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Common Stock and/or Preferred Stock in excess of the Ownership Limit.

                 (b) Except as provided in Section 10 of this Article VII, prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Common Stock and/or Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Common Stock and/or Preferred Stock that would be otherwise Beneficially Owned or Constructively Owned (as the case may be) by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

                 (c) Except as provided in Section 10 of this Article VII, prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Common Stock and/or Preferred Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Common Stock and/or Preferred Stock that would be otherwise Beneficially Owned by the transferee; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

                 (d) Prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), shall be void ab initio as to the Transfer of the shares of Common Stock and/or Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise to fail to qualify as a REIT, as the case may be; and the intended transferee shall acquire no rights in such shares of Common Stock and/or Preferred Stock.

                 (e) A Transfer of a share of Common Stock that is null and void under Section 2(b), Section 2(c) or Section 2(d) of this Article VII because it could, if effective, result in (i) the ownership of Common Stock and/or Preferred Stock in excess of the Ownership Limit, (ii) the Common Stock and/or the Preferred Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution), (iii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iv) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Common Stock and/or Preferred Stock in the same or any other related transaction.

         SECTION 3.  TRANSFERS TO TRUST.

                 (a) If, notwithstanding the other provisions contained in this Article VII, at any time prior to the Restriction Termination Date there is a purported Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation or other event (an "Excess Transfer") (i) such that any Person would Beneficially Own or Constructively

Own Common Stock and/or Preferred Stock in excess of the Ownership Limit or
(ii) that, if effective, would cause the Corporation (1) to become "closely held" within the meaning of Section 856(h) of the Code or (2) otherwise to fail to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), then, except as otherwise provided in Section 10 of this
Article VII, (x) in the case of an event described in clause (i) of this
Section 3(a), such shares of Common Stock and/or Preferred Stock in excess of the Ownership Limit or (y) in the case of an event described in clause (ii)(1) or clause (ii)(2) of this Section 3(a), the shares of Common Stock and/or Preferred Stock being Transferred that would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or otherwise to fail to qualify as a REIT, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to the Trustee in his or its capacity as trustee of the Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the date of the Excess Transfer giving rise to (I) the potential violation of the Ownership Limit or
(II) the event described in clause (ii)(1) or clause (ii)(2) of this Section
3(a).

                 (b) The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation, any Purported Beneficial Transferee or any Purported Record Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

                 (c) Shares of Common Stock and/or Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 3(e) of this Article VII, neither the Purported Beneficial Transferee nor the Purported Record Transferee shall have any rights in the Common Stock held by the Trustee, and neither the Purported Beneficial Transferee nor the Purported Record Transferee shall benefit economically from ownership of any shares held in trust by the Trustee, have any rights to dividends or possess any rights to vote or other rights attributable to the shares held in the Trust.

                 (d) The Trustee shall have all voting rights and rights to dividends with respect to shares of Common Stock and/or Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Common Stock and/or Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Common Stock and/or Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Purported Record Transferee prior to the discovery by the Corporation that the shares of Common Stock and/or Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer giving rise to (i) a potential violation of the Ownership Limit or (ii) the event described in clause (ii)(1) or clause (ii)(2) of Section 3(a) of this Article VII shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Common Stock and/or Preferred Stock for the benefit of the Charitable Beneficiary.

                 (e) The Trustee of the Trust may transfer the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Limit or the other limitations of Section 2 of this Article VII. If such a transfer is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Beneficial Transferee and to the Charitable Beneficiary as provided in this Section 3(e). The Purported Record Transferee shall have no right or interest in any such proceeds. The Purported Beneficial Transferee shall receive the lesser of (1) the price paid by the Purported Beneficial Transferee for the shares or, if the Purported Beneficial Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust.
Any proceeds in excess of the amount payable to the Purported Beneficial Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 3(e) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Purported Beneficial Transferee and the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Common Stock and/or Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Common Stock and/or Preferred Stock on behalf of the Corporation.

                 (f) Shares of Common Stock and/or Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer occurred.

                 (g) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Purported Beneficial Transferee and Purported Record Transferee if (i) the shares of Common Stock and/or Preferred Stock held in the Trust would not violate the Ownership Limit in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(c)(2) and 501(c)(3) of the Code.

         SECTION 4. PREVENTION OF TRANSFER. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 2 of this Article VII or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of stock of the Corporation in violation of Section 2 of this Article VII, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 2(b), Section 2(c) or Section 2(d) of this Article VII shall (i) be void ab initio and (ii) automatically result in the transfer to the Trust described in Section 3, irrespective of any action (or non-action) by the Board of Directors; provided, further, that the provisions of this Section 4 shall be subject to the provisions of Section 5 of this Article VII.

         SECTION 5. SETTLEMENT. Nothing in Section 3 of this Article VII shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

         SECTION 6. NOTICE TO CORPORATION. Any Person who acquires or attempts to acquire shares in violation of Section 2 of this Article VII, or any Person who is a transferee such that a transfer to the Trust results under
Section 3 of this Article VII, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days' prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

         SECTION 7. INFORMATION FOR CORPORATION. Prior to the Restriction Termination Date:

                 (a) every Beneficial Owner or Constructive Owner of more than 5.0% (or such other percentage, between 0.5% and 5.0%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding shares of Equity Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares Beneficially or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Corporation's status as a REIT; and

                 (b) each Person who is a Beneficial Owner or Constructive Owner of Common Stock and/or Preferred Stock and each Person (including the stockholder of record) who is holding Common Stock and/or Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may reasonably request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         SECTION 8. OTHER ACTION BY BOARD. Nothing contained in this Article VII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

         SECTION 9. AMBIGUITIES. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

         SECTION 10.  EXEMPTIONS BY BOARD.

                 (a) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days' written notice from a Transferee prior to the proposed Transfer that, if consummated, would result in the intended Transferee Beneficially Owning shares in excess of Ownership Limit, and upon such other conditions as the Board of Directors may direct, may exempt a Person from the Ownership Limit.

                 (b) The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors, may exempt a Person from the limitation on a Person Constructively Owning shares of Equity Stock in excess of the Ownership Limit, if such Person does not and represents that it will not own, directly or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B)) in a tenant of the Corporation and the Corporation obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and agrees that any violation or attempted violation will result in such shares of Common Stock and/or Preferred Stock in excess of the Ownership Limit being transferred to the Trust in accordance with Section 3 of this Article VII.

         SECTION 11. LEGEND. The Board may elect that each certificate for shares of Common Stock and for shares of Preferred Stock shall bear substantially the following legend:

                 The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the charter of the Corporation, no Person may Beneficially Own or Constructively Own shares of Common Stock and/or Preferred Stock in excess of 9.8% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the value of the outstanding Equity Stock of the Corporation. Any Person who attempts or proposes to Beneficially Own or Constructively Own shares of Common Stock and/or Preferred Stock in excess of the above limitation must notify the Corporation in writing at least 15 days prior to such proposed or attempted Transfer. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests. If the restrictions on transfer are violated, the securities represented hereby may be automatically transferred to a trust for the benefit of one or more charitable organizations to be designated by the Corporation.

         SECTION 12. SEVERABILITY. If any provision of this Article VII or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.


         SECTION 13. DISCRETION OF BOARD OF DIRECTORS. Anything to the contrary in this Article VII notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit in the event of a change in law.

                                  ARTICLE VIII
                                   AMENDMENTS

         The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. Any amendment to the charter of the Corporation shall be valid only if such amendment shall have been approved by the affirmative vote of a majority of all the votes of stockholders entitled to be cast on the matter. All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation.

                                   ARTICLE IX
                            LIMITATION OF LIABILITY

         To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this
Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

         THIRD: The amendment to and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

         FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

         FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

         SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of the charter.

         SEVENTH: Immediately prior to the foregoing amendment, the Corporation had the authority to issue one hundred ten million (110,000,000) shares of the Corporation's stock, with the number of Preferred shares being ten million (10,000,000) of the par value of One Cent ($0.01) each, and the number Common shares being one hundred million (100,000,000) of the par value of One Cent ($0.01) each, with an aggregate par value of all the shares of the Corporation's stock amounting to One Million One Hundred Thousand Dollars ($1,100,000).

         EIGHTH: Immediately following the foregoing amendment, the Corporation will have the authority to issue one hundred ten million (110,000,000) shares of the Corporation's stock, with the number of Preferred shares being ten million (10,000,000) of the par value of One Cent ($0.01) each and the number of Common shares being one hundred million (100,000,000) of the par value of One Cent ($0.01) each, with an aggregate par value of all the shares of the Corporation's stock amount to One Million One Hundred Thousand Dollars ($1,100,000).

         NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this 28th day of April, 1995.


ATTEST:                                            EXCEL REALTY TRUST, INC.



____________________________                       By:_________________________
Richard B. Muir, Secretary                            Gary B. Sabin, President